UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2014, Advaxis, Inc. (“Advaxis”) and The Trustees of the University of Pennsylvania (“Penn”) entered into an amendment (the “Amendment”) relating to the Listeria monocytogenes Lm-LLO cancer immunotherapy technology exclusively licensed by Penn to Advaxis under the Amended and Restated Licensed Agreement (the “Agreement”) dated as of February 13, 2007.

Under the terms of the Amendment, Advaxis and Penn have mutually agreed to eliminate an Advaxis milestone payment obligation to Penn and modify others relating to the development and commercialization of Advaxis’s Lm-LLO cancer immunotherapy technology.

Specifically, Advaxis and Penn agreed to eliminate the $400,000 milestone payment that Advaxis would be obligated to pay Penn upon the initiation of a Phase III clinical trial. Additionally, under the terms of the Agreement prior to this Amendment, a milestone payment of $600,000 would have been triggered upon the first regulatory approval for use in cancer or any other therapeutic indication, regardless of whether that approval was granted in the U.S. or in any other country. Pursuant to the terms of the Amendment, Advaxis and Penn modified this regulatory approval milestone event so that Advaxis will pay Penn only upon the first U.S or European regulatory approval and only for use in humans (not companion animals). Further, under the terms of the Agreement prior to this Amendment, Advaxis would have been required to pay Penn a total of $2.5 million over a two year period upon the first commercial sale in any country and for any use, human or companion animals. Under the terms of the Amendment, Advaxis is only required to pay Penn such total amount with respect only to the first commercial sale in the U.S or European countries and with respect only to human (not companion animals) use.

In exchange, Advaxis agreed to increase the royalty rate by 1% that Advaxis will pay to Penn on annual net sales. Specifically, the royalty rate is increased from 1.5% to 2.5%. Should annual net sales reach $250 million or greater, the royalty rate will increase to 2.75%, but only with respect to those annual net sales in excess of $250 million. Additionally, Advaxis agreed to tiered sales milestone payments to Penn upon the achievement of cumulative global sales ranging between $250 million and $2 billion, so that the maximum aggregate amounts payable by Advaxis to Penn in the event that maximum sales milestones are achieved is $40 million.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Advaxis, Inc. dated July 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

	By:	/s/ Daniel J. O’Connor
	Name:	Daniel J. O’Connor
	Title:	Chief Executive Officer and President

Date: July 29, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Advaxis, Inc. dated July 29, 2014